Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

Teleconference Information:

Thursday, November 6, 2008 10:00 A. M. (ET)

Domestic Dial in number: 1-866-857-6150

International Dial in number: 1-719-325-4827

Pass Code: 1044608

Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS HIGHER NET INCOME IN THIRD QUARTER 2008

EDINBURG, VA, (November 4, 2008) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial and operating results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Highlights

Highlights for the quarter include:

•	PCS net subscriber additions of 5,380 bringing the total retail wireless customers to 205,777 at September 30, 2008, up 16% from September 30, 2007
•	Net income from continuing operations of $7.4 million, up 23% from third quarter 2007
•	Net income of $6.8 million, up $1.7 million or 33% from third quarter 2007
•	Operating income of $12.6 million, up $2.9 million or 30% from the third quarter 2007
•	Total revenues of $37.4 million, up $4.8 million or 15% from third quarter 2007
•	PCS customer churn of 1.85%, in comparison to the 2.28% for the third quarter of 2007

November 4, 2008

News Release

•	EVDO high speed data services are now available to 68% of the population covered by our PCS network

President and CEO, Christopher E. French commented, “Our Company delivered solid performance improvements in the third quarter despite the economic environment. We are pleased with the progress we made to expand our PCS network and offer further data and push to talk services.”

Consolidated Results

For the quarter ended September 30, 2008, net income from continuing operations was $7.4 million compared to $6.1 million in third quarter 2007. The Company’s total revenues for third quarter 2008 were $37.4 million, compared to $32.7 million for the same quarter in 2007, an increase of 15%. Third quarter operating expenses increased to $24.8 million in 2008 from $22.9 million in 2007. The increase in revenues is primarily a result of a larger base of PCS subscribers, while the increase in operating expenses results from costs associated with improving and expanding our PCS network. Operating income for the quarter was $12.6 million, an increase of $2.9 million from third quarter 2007.

In September, the company announced its plans to explore options for the sale of its Converged Services segment. The results of this segment are now considered a discontinued operation. This segment generated a net loss of $.6 million for the quarter, an improvement from the $1.0 million net loss for the same quarter in 2007.

PCS Operating Results

The Company continued to experience strong growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, with wireless customer count at September 30, 2008 of 205,777, a

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News Release

16% increase from September 30, 2007. The Company’s third quarter churn was 1.85%, compared to 2.28% in third quarter 2007.

PCS operating income was $9.6 million in the 2008 third quarter, up $2.7 million or 40% from the corresponding 2007 period. Revenue increased $4.1 million, while operating expenses increased $1.4 million. The increase in revenue resulted from a 16% increase in average retail customers. The increase in operating expenses included an additional $0.9 million in costs to operate the PCS network related to adding cell sites and EVDO capabilities. The Company added 14 additional cell sites and 41 EVDO sites during the quarter. The Company now has 134 EVDO sites covering 68% of covered POPs.

Telephone Operating Results

Telephone line losses continued to be lower than most wireline carriers. Telephone had 24,193 access lines at September 30, 2008, a decrease of 343 from the previous year-end. Operating income of the local telephone operations for third quarter 2008 was $3.4 million, an increase of $0.1 million from the comparable 2007 period.

Other Information

The Company’s third quarter 2008 capital expenditures were $20.2 million, up from $9.3 million in third quarter 2007, and for the nine month period, were $38.9 million compared to $18.1 million in 2007. The increase in capital expenditures primarily resulted from spending to expand our PCS network coverage and footprint. The Company expects capital spending to remain elevated for the next several quarters. Cash and cash equivalents as of September 30, 2008 were $7.3 million, down from $17.2 million at December 31, 2007. The Company retired $1.1 million of debt during the third quarter, and at September 30, 2008, the debt/equity ratio was 0.11; and debt as a percent of total assets was 7.9%. As previously announced, on

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News Release

December 1, 2008, the Company will pay a cash dividend of 30 cents per share to shareholders of record as of November 12, 2008.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

November 4, 2008

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands)

Condensed Consolidated Balance Sheets	September 30,	December 31,
	2008	2007

Cash and cash equivalents	$7,318	$17,245
Assets held for sale	27,178	—
Other current assets	31,612	23,891
Investments	8,877	9,936

Property, plant and equipment	301,678	300,622
Less accumulated depreciation and amortization	145,267	145,198
Net property, plant and equipment	156,411	155,424

Other assets, net	5,518	15,028
Total assets	$236,914	$221,524

Current liabilities, exclusive of current maturities of long-term debt of $4,360 and $4,248, respectively	$18,882	$19,808
Long-term debt, including current maturities	18,735	21,907
Total other liabilities	28,606	28,685
Total shareholders’ equity	170,691	151,124
Total liabilities and shareholders’ equity	$236,914	$221,524

November 4, 2008

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$37,409	$32,655	$107,304	$95,755

Cost of goods and services	10,662	9,986	31,244	29,075
Selling, general and administrative	7,724	6,834	21,052	20,003
Depreciation & amortization	6,424	6,113	19,127	17,468
Operating expenses	24,810	22,933	71,423	66,546
Operating income	12,599	9,722	35,881	29,209

Interest expense	(103)	(453)	(782)	(1,433)
Other income (expense), net	(234)	733	(109)	1,800
Income from continuing operations before income taxes	12,262	10,002	34,990	29,576

Income tax expense	4,818	3,929	14,013	11,855
Net income from continuing operations	$7,444	$6,073	$20,977	$17,721
Loss from discontinued operations, net of taxes	(636)	(966)	(2,128)	(2,596)
Net income	$6,808	$5,107	$18,849	$15,125

Net income per share, basic and diluted	$0.29	$0.22	$0.80	$0.65

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